SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934




                          THE NASDAQ STOCK MARKET, INC.
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                     631103
                                     ------
                                 (CUSIP Number)



                                December 31, 2003
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|     Rule 13d-1(b)
|_|     Rule 13d-1(c)
|X|     Rule 13d-1(d)


                               Page 1 of 4 Pages

                                  SCHEDULE 13G

-----------------------                                 ------------------------
CUSIP No. 631103                                               Page 2 of 4 Pages
-----------------------                                 ------------------------

--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)


        The National Association of Securities Dealers, Inc.
        IRS # 53-0088710
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) |_|
        Not applicable                                                  (b) |_|

--------------------------------------------------------------------------------
3       SEC USE ONLY

--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                                 5     SOLE VOTING POWER

           NUMBER OF                   43,190,146
            SHARES               -----------------------------------------------
         BENEFICIALLY            6     SHARED VOTING POWER
           OWNED BY
             EACH                -----------------------------------------------
           REPORTING             7     SOLE DISPOSITIVE POWER
            PERSON
             WITH                      10,770,664
                                 -----------------------------------------------
                                 8     SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        43,190,146
--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)
                                                                            |_|
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         55.1%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         OO
--------------------------------------------------------------------------------

                               Page 2 of 4 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1 (a)      Name of Issuer:

                The Nasdaq Stock Market, Inc.

Item 1 (b)      Address of Issuer's Principal Executive Offices:

                One Liberty Plaza
                New York, New York 10006

Item 2 (a)      Name of Person Filing:

                The National Association of Securities Dealers, Inc.

Item 2 (b)      Address of Principal Business Office:

                1735 K Street, N.W.
                Washington, DC 20006

Item 2 (c)      Citizenship:

                Delaware

Item 2 (d)      Title of Class of Securities:

                Common Stock, par value $0.01 per share

Item 2 (e)      CUSIP Number:

                631103

Item 3          Not Applicable

Item 4          Ownership:

                (a)   Amount Beneficially Owned: 43,190,146
                (b)   Percent of Class: 55.1%
                (c)   Number of Shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote: 43,190,146

                      (ii)  Shared power to vote or to direct the vote:

                      (iii) Sole power to dispose or to direct the disposition
                            of: 10,770,664

                      (iv) Shared power to dispose or to direct the disposition of:

Item 5          Ownership of Five Percent or Less of a Class:

                Not Applicable

                               Page 3 of 4 Pages

Item 6          Ownership of More than Five Percent on Behalf of Another Person:

                Not Applicable

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person:

                Not Applicable

Item 8          Identification and Classification of Members of the Group:

                Not Applicable

Item 9          Notice of Dissolution of Group:

                Not Applicable

Item 10         Certification:

                Not Applicable


SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated:   February 13, 2004




/s/ Todd T. Diganci
--------------------------
Signature

Name:  Todd T. Diganci
Title: Executive Vice President and Chief Financial Officer

                               Page 4 of 4 Pages